STOCKHOLDERS SUPPORT AGREEMENT

STOCKHOLDERS SUPPORT AGREEMENT, dated as of February 11, 2007 (this “Agreement”) by and among between GoFish Corporation, a Nevada corporation (“Buyer”) and each of the stockholders whose names appear on the signature page of this Agreement (each a “Major Stockholder” and, collectively, the “Major Stockholders”).

WHEREAS, as of the date hereof, each Major Stockholder represents and warrants to Buyer that such Major Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.001 per share (“Company Common Stock”), of Bolt, Inc., a/k/a Bolt Media, Inc., a Delaware corporation (the “Company”), as set forth opposite such Major Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement, including shares of Company Common Stock issuable upon the exercise of options to purchase Company Common Stock, being referred to herein as the “Shares”); and

WHEREAS, Buyer, BM Acquisition Corp. Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (the “Transitory Sub”), the Company and the individual named as Indemnification Representative propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Major Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of the Company with and into the Transitory Sub (the “Merger”);

WHEREAS, in order to induce Buyer to execute the Merger Agreement, each Major Stockholder agrees to vote the Shares over which each Major Stockholder has voting power so as to facilitate consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

1.  Voting of Shares. At every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each Major Stockholder shall vote the Shares:

(a)  in favor of approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

(b)  against approval of any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement; and

(c)  against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization with any party, in each case involving the Company or any Subsidiary; (ii) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary; (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company; (iv) any material change in the capitalization of the Company or the Company’s corporate structure; or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, provided, however, that nothing in this Agreement shall be deemed to prevent any Major Stockholder from voting or providing a written consent in favor of a Superior Offer; provided, that nothing in this Agreement shall be deemed to eliminate, reduce, impair or otherwise affect Buyer’s remedies under the Merger Agreement if the Merger Agreement is terminated due to a Superior Offer.

2.  Transfer of Shares. From the date of this Agreement through the Termination Date, each Major Stockholder agrees that such Major Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), permit any lien to attach, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (d) take any action that would make any representation or warranty of such Major Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Major Stockholder from performing such Major Stockholder’s obligations hereunder.

3.  Representations and Warranties of the Stockholders. Each Major Stockholder hereby severally, but not jointly, represents and warrants to Buyer as follows:

3.1  Such Major Stockholder hereby repeats and incorporates herein by this reference the representations and warranties of such Major Stockholder set forth in the first recital of the preamble to this Agreement.

3.2  Such Major Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Major Stockholder and, assuming the due authorization, execution and delivery by Buyer and that this Agreement constitutes legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.3  The execution and delivery of this Agreement by such Major Stockholder do not, and the performance of this Agreement by such Major Stockholder will not, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of such Major Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

3.4  The execution and delivery of this Agreement by such Major Stockholder do not, and the performance of this Agreement by such Major Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act.

3.5  The failure of the spouse, if any, of such Major Stockholder to be a party or signatory to this Agreement shall not (i) prevent such Major Stockholder from performing such Major Stockholder’s obligations and consummating the transactions contemplated hereunder, or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Major Stockholder in accordance with its terms.

4.  No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or knowingly encourage the submission of, any other offer (a “Competing Proposal”), or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a competing offer; provided, however, that nothing in this Section 4 shall prevent the Major Stockholder, in such Major Stockholder’s capacity as a director or executive officer of the Company from participating in any Board discussions, negotiations or votes regarding any Superior Offer, or engaging in any activity permitted pursuant to Section 4.3(b)(i) or (ii) of the Merger Agreement and provided, further, however, that nothing in this Agreement shall be deemed to prevent any Major Stockholder from voting or providing a written consent in favor of a Superior Offer; provided, further, that nothing in this Agreement shall be deemed to eliminate, reduce, impair or otherwise affect Buyer’s remedies under the Merger Agreement if the Merger Agreement is terminated due to a Superior Offer. Each Major Stockholder shall, and shall direct or cause such Major Stockholder’s representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Competing Proposal.

5.  Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require any Major Stockholder to attempt to) limit or restrict any designee of a Major Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Major Stockholder solely in such Major Stockholder’s capacity as a stockholder of the Company).

6.  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Major Stockholders, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Major Stockholder in the voting of any of the Shares, except as otherwise provided herein.

7.  Termination. This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

8.  Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature pages of this Agreement; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Buyer may assign all or any of its rights and obligations hereunder to any affiliate of Buyer, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Buyer, in the case of any Major Stockholder, or at the request of the Major Stockholders, in the case of Buyer, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement; EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOFISH CORPORATION

By:	/s/ Michael Downing
Name: Michael Downing Title: Chief Executive Officer

Major Stockholder

/s/ Aaron Cohen
Aaron Cohen

Major Stockholder

/s/ Jason Gould
Jason Gould

Major Stockholder

/s/ Lou Kerner
Lou Kerner